EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS COMPLETES ENROLLMENT IN PHARMACOKINETIC TRIAL FOR NEBIDO®

LEXINGTON, MA, June 22, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today reported that it has completed the enrollment of its pharmacokinetic trial for NEBIDO, the Company’s long-acting injectable testosterone preparation for the treatment of male hypogonadism.

During the trial, hypogonadal men, receive NEBIDO via intramuscular injection every 12 weeks. The primary endpoint in the pharmacokinetic trial is the assessment of average serum testosterone levels (Cavg) at steady state, measured after the fourth injection.

“I am very pleased to announce the completion of enrollment in our pharmacokinetic trial for NEBIDO,” stated Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “I believe the rapid pace at which we were able to enroll patients gives an early indication of the potential market interest in the unique treatment option provided by NEBIDO.”

About NEBIDO®

NEBIDO is a novel, investigational, long-acting injectable testosterone preparation for the treatment of male hypogonadism. Recently approved and launched in Europe, NEBIDO is expected to be the first 3-month testosterone preparation available in the U.S. in the growing market for testosterone replacement therapies. Indevus acquired U.S. rights to NEBIDO from Schering AG, Germany in July 2005.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology, gynecology and men’s health. The Company currently markets SANCTURA® for overactive bladder and DELATESTRYL® for the treatment of male hypogonadism. The Company has multiple compounds in clinical development, including SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for premature ejaculation and also stuttering, and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.